Exhibit 99.2

UNITED STATES OF AMERICA
Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934
Release No. 89489 / August 6, 2020

ACCOUNTING AND AUDITING ENFORCEMENT

Release No. 4158 / August 6, 2020

ADMINISTRATIVE PROCEEDING File No. 3-19905

In the Matter of World Acceptance Corporation, Respondent.	ORDER INSTITUTING CEASE-AND- DESIST PROCEEDINGS PURSUANT TO SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, MAKING FINDINGS, AND IMPOSING A CEASE- AND-DESIST ORDER

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that cease- and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”), against World Acceptance Corporation (“WAC” or “Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over it and the subject matter of these proceedings, which are admitted, Respondent consents to the entry of this Order Instituting Cease- and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (“Order”), as set forth below.

 III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

Summary

1.
This matter concerns violations of the anti-bribery, books and records, and internal accounting controls provisions of the Foreign Corrupt Practices Act (“FCPA”) by World Acceptance Corporation, a consumer loan company headquartered in Greenville, South Carolina. The bribery scheme took place at WAC’s former wholly-owned subsidiary in Mexico, WAC de Mexico, S.A. de C.V. (“WAC Mexico”), which paid approximately $4.1 million USD in bribes, directly or through intermediaries, to Mexican government officials and union officials, from at least December 2010 through June 2017 to obtain and retain business.

2.
WAC failed to make and keep accurate books and records and failed to devise and maintain a sufficient system of internal accounting controls necessary to detect and prevent these bribe payments. The bribe payments were inaccurately recorded as legitimate “commission” expenses in WAC’s books and records. WAC failed to implement sufficient internal accounting controls over vendor management and accounts payable at WAC Mexico, failed to provide reasonable assurances that WAC Mexico had implemented an FCPA policy and was adhering to it, failed to provide FCPA training at WAC and WAC Mexico, and lacked sufficient entity level controls over WAC Mexico. In addition, WAC management lacked the appropriate tone at the top regarding internal audit and compliance, thereby undermining the effectiveness of those functions.

3.	As a result of the bribery scheme, WAC was unjustly enriched by approximately $18 million.

Respondent

4.
World Acceptance Corporation is a consumer loan company, headquartered in Greenville, South Carolina. WAC’s common stock is registered under Section 12(b) of the Exchange Act, and trades on the NasdaqGS under ticker WRLD. WAC sold its wholly-owned subsidiary, WAC Mexico, effective July 1, 2018. WAC currently does not have any foreign subsidiaries, or conduct any business internationally.

1 The findings herein are made pursuant to Respondent’s Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

Facts

The Bribery Scheme

5.
WAC, through its former wholly-owned subsidiary, WAC Mexico, engaged in a bribery scheme from at least December 2010 through June 2017, paying approximately $4.1 million USD ($64 million MXN) in bribes to obtain and retain business related to its Préstamos Viva business line (“Viva”).

6.
WAC Mexico had two lines of business, Préstamos Avance (“Avance”) and Viva. Avance offered small loans directly to consumers, while Viva offered small loans to state and federal government employees. Viva had less collection risk than Avance because government employees had greater job security, and loan repayments were automatically deducted from the government employee’s paycheck, collected by the unions, and sent to WAC Mexico. WAC Mexico entered into at least 30 Viva contracts with government entities and/or worker unions representing government employees, most of whom worked in healthcare and education. To obtain Viva business and to ensure that loan repayments continued to be sent to WAC Mexico in a timely manner, WAC Mexico paid monetary bribes to Mexican government officials and union officials.

7.
The Viva contracts were signed by government officials (e.g., the secretary of health or education for a particular state government), and/or union officials (e.g. the general secretary of a particular union). To enter into these contracts, WAC Mexico paid monetary bribes, known internally as the “glove,” to Mexican government officials and union officials. During the performance of these contracts, WAC Mexico also made ongoing payments, referred to as “royalty payments,” “scholarship,” or “support,” to officials to ensure that loan repayments continued to be sent to WAC Mexico in a timely manner. Regardless of who signed the contracts with WAC Mexico, government officials were paid bribes to obtain or retain the ability to make loans to the government employees under all of the contracts.

8.
The $4.1 million in bribe payments to government officials and union officials were paid in cash, a bank deposit into their bank account, or a bank deposit into the bank account of a relative or friend of the official. WAC Mexico also hired third-party intermediaries to assist with obtaining business, and make ongoing bribe payments to officials. These intermediaries kept a small portion of the payments as their fee. One of WAC Mexico’s intermediaries flew to different municipalities in Mexico with large bags of cash to pay officials. Employees at WAC Mexico communicated with the intermediaries via email through servers located in the U.S.

9.
Of the $4.1 million USD in payments, at least $1.5 million was paid to government officials, $580,000 paid to union officials, and $480,000 paid to third party intermediaries who used the funds to pay government officials and union officials. Due to the lack of appropriate recordkeeping at WAC Mexico, it is unclear how the remaining $1.5 million in payments were split between those made directly to government officials or union officials, or an intermediary who used the funds to pay the officials.

 WAC’s Inaccurate Books and Records and Insufficient Internal
Accounting Controls to Detect or Prevent Bribery

10.
The bribe payments were inaccurately recorded as legitimate “commission” expenses in WAC’s books and records. WAC and WAC Mexico lacked the internal accounting controls sufficient to detect or prevent such payments. For example, WAC Mexico did not have a vendor management system, did not maintain a master list of approved vendors, did not conduct formal due diligence on new vendors, and did not have formal procedures or controls in place to approve new vendors. These internal control failures over vendors allowed WAC Mexico to hire third party intermediaries to pay bribes to government officials and union officials.

11.
In addition, WAC Mexico did not have a sufficient accounts payable system. Instead, manual checks were used for payment, which resulted in managers pre-signing blank checks, making it impossible to enforce authorization limits in place over payments. Moreover, WAC Mexico manually prepared a monthly spreadsheet that listed the checks paid that month, and provided an expense category for each check. The payments made to government officials and union officials were inaccurately categorized as “commission” expenses. WAC Mexico sent the spreadsheet each month to WAC’s accounting department in Greenville, South Carolina without invoices or backup support, and WAC failed to require such backup support. WAC then manually coded each expense, including the “commission” expenses, for recording in WAC’s general ledger, which was used to prepare WAC’s financial statements. Another example of the lack of controls over accounts payable was the senior vice president of WAC Mexico approved check payments with or without invoices, and starting in or about July 2014, WAC increased his authorization limit to $1 million MXN (about $75,000 USD) to make payments related to any Viva contract.

12.
WAC did not identify the high risk of bribery and corruption in Mexico and did not implement sufficient internal accounting controls to address that risk. Although starting sometime in 2013, WAC had an FCPA policy in its corporate compliance manual, there was no effective formal monitoring, or internal controls in place, to ensure that WAC Mexico was adhering to that policy. Moreover, neither WAC or WAC Mexico provided FCPA training to its personnel from at least December 2010 through October 2017.

13.	WAC also lacked entity level controls over WAC Mexico as a result of the lack of oversight over personnel in Mexico.

14.
Lastly, the tone at the top from WAC management did not support robust internal audit and compliance functions, and undermined the effectiveness of those functions. For example, in October 2015 the then-CEO of WAC terminated the vice president of internal audit after he raised compliance concerns, including concerns about the lack of internal accounting controls at WAC Mexico. The then-CEO then combined the internal audit function and the compliance function into one department under one VP, had the VP report to her, and pressured the VP to eliminate staffing and become more “bare-bones,” according to the VP. Prior to this change, both vice presidents of internal audit and compliance had reported directly to the Board of Directors and the Audit Committee. In November 2016, the then-CEO told the internal audit and compliance VP that she would now report to the then-general counsel. Shortly thereafter, the VP voiced concerns that the internal audit and compliance functions were not sound, and the then- CEO terminated her. The then-general counsel took over as the head of internal audit and compliance, even though the general counsel had no prior audit or accounting experience. WAC’s then-CEO also told the then-general counsel and an internal audit director that she did not care whether WAC had a “world class [internal] audit function.”

15.
After the bribery allegations came to light in March 2017, WAC’s management and its independent audit firm reported in WAC’s FYE 2017 Form 10-K (ending March 31, 2017) that WAC had material weaknesses in its Internal Control over Financial Reporting (“ICFR”) and, as a result, WAC did not maintain effective ICFR. Specifically, WAC’s independent audit firm identified the following material weaknesses: “control design gaps in [WAC’s] accounts payable environment related to vendor management and payment processes in Mexico and in [WAC’s] entity level control environment related to adherence to U.S. and foreign laws and regulations, including the FCPA, and corporate governance of the Mexico operations.” WAC’s management also identified the same material weaknesses.

Legal Standards and Violations

16.
Under Section 21C(a) of the Exchange Act, the Commission may impose a cease- and-desist order upon any person who is violating, has violated, or is about to violate any provision of the Exchange Act or any rule or regulation thereunder, and upon any other person that is, was, or would be a cause of the violation, due to an act or omission the person knew or should have known would contribute to such violation.

17.
As a result of the conduct described above regarding payments to government officials, WAC violated Section 30A of the Exchange Act, which prohibits any issuer with a class of securities registered pursuant to Section 12 of the Exchange Act, or any officer, director, employee, or agent acting on behalf of such issuer, in order to obtain or retain business, from corruptly giving or authorizing the giving of, anything of value to any foreign official for the purposes of influencing the official or inducing the official to act in violation of his or her lawful duties, or to secure any improper advantage, or to induce a foreign official to use his influence with a foreign governmental instrumentality to influence any act or decision of such government or instrumentality.

18.
As a result of the conduct described above related to payments to government officials and union officials, WAC violated Section 13(b)(2)(A) of the Exchange Act, which requires every issuer with a class of securities registered pursuant to Exchange Act Section 12 to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the issuer.

19.
As a result of the conduct described above related to payments to government officials and union officials, WAC violated Section 13(b)(2)(B) of the Exchange Act which requires every issuer with a class of securities registered pursuant to Exchange Act Section 12 to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

WAC’s Cooperation and Remedial Efforts

20.
In determining to accept the Offer, the Commission considered remedial acts promptly undertaken by WAC and cooperation afforded the Commission staff, including facilitating witnesses traveling from Mexico to the U.S. for interviews. WAC’s remedial acts included personnel changes made in late 2017 and early 2018, such as terminating the senior vice president of WAC Mexico, and WAC’s CEO and general counsel (on terms previously disclosed), and in mid-2018 WAC divested itself of WAC Mexico.

IV.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondent WAC’s Offer.

Accordingly, it is hereby ORDERED that:

A.	Pursuant to Section 21C of the Exchange Act, WAC cease and desist from committing or causing any violations and any future violations of Sections 30A, 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act.

B.
WAC shall, within fourteen days of the entry of this Order, pay disgorgement of $17,826,000, prejudgment interest of $1,900,000, and civil penalties of $2,000,000, for a total payment of $21,726,000 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Section 21F(g)(3) of the Exchange Act. If timely payment of disgorgement and prejudgment interest is not made, additional interest shall accrue pursuant to SEC Rule of Practice 600. If timely payment of the civil penalty is not made, additional interest shall accrue pursuant to 31 U.S.C. §3717.

Payment must be made in one of the following ways:

(1)	Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2)	Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3)
Respondent may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center
Accounts Receivable Branch
HQ Bldg., Room 181, AMZ-341
6500 South MacArthur Boulevard
Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying WAC as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Charles Cain, FCPA Unit Chief, Division of Enforcement, Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549.

C.
Amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondent agrees that in any Related Investor Action, WAC shall not argue that it is entitled to, nor shall it benefit by, offset or reduction of any award of compensatory damages by the amount of any part of Respondent’s payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, Respondent agrees that WAC shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action and pay the amount of the Penalty Offset to the Securities and Exchange Commission. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Respondent by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

By the Commission.

Vanessa A. Countryman
Secretary